MAXXAM INC. AND SUBSIDIARIES


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of MAXXAM Inc.:

We have audited the accompanying consolidated balance sheets of MAXXAM Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MAXXAM Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP


Houston, Texas
February 14, 1997


MAXXAM INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

                                                                                                               December 31,
                                                                                                          -----------------------
(In millions of dollars, except share amounts)                                                              1996         1995
---------------------------------------------------------------------------------------------------       -----------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                                               $   336.6     $  104.2
  Marketable securities                                                                                        50.3         45.9
  Receivables:
    Trade, net of allowance for doubtful accounts of $5.2 and $5.5, respectively                              200.7        246.2
    Other                                                                                                      85.9         98.9
  Inventories                                                                                                 634.8        606.8
  Prepaid expenses and other current assets                                                                   169.1        129.7
                                                                                                           --------     --------
    Total current assets                                                                                    1,477.4      1,231.7

Property, plant and equipment, net of accumulated depreciation of $769.5 and $678.1, respectively           1,297.9      1,231.9
Timber and timberlands, net of accumulated depletion of $154.6 and $139.6, respectively                       301.8        313.0
Investments in and advances to unconsolidated affiliates                                                      179.5        189.1
Deferred income taxes                                                                                         419.7        414.0
Long-term receivables and other assets                                                                        439.4        452.6
                                                                                                           --------     --------
                                                                                                           $4,115.7     $3,832.3
                                                                                                           ========     ========

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                                                                          $ 201.5      $ 196.7
  Accrued interest                                                                                             61.5         58.0
  Accrued compensation and related benefits                                                                   158.7        166.5
  Other accrued liabilities                                                                                   154.1        148.4
  Payable to affiliates                                                                                        98.1         90.2
  Long-term debt, current maturities                                                                           69.6         25.1
                                                                                                           --------     --------
    Total current liabilities                                                                                 743.5        684.9

Long-term debt, less current maturities                                                                     1,881.9      1,585.1
Accrued postretirement medical benefits                                                                       731.9        742.6
Other noncurrent liabilities                                                                                  589.4        680.3
                                                                                                           --------     --------
    Total liabilities                                                                                       3,946.7      3,692.9

Commitments and contingencies

Minority interests                                                                                            219.8        223.2

Stockholders' deficit:
  Preferred stock, $.50 par value; 12,500,000 shares authorized; Class A $.05
    Non-Cumulative Participating Convertible Preferred Stock; shares issued: 669,701                            .3            .3
  Common stock, $0.50 par value; 28,000,000 shares authorized; shares issued: 10,063,885 and
    10,063,359, respectively                                                                                   5.0           5.0
  Additional capital                                                                                         155.9         155.0
  Accumulated deficit                                                                                       (185.6)       (208.5)
  Pension liability adjustment                                                                                (5.1)        (16.1)
  Treasury stock, at cost (shares held: preferred-845; common: 1,400,112 and 1,355,512,
    respectively)                                                                                            (21.3)        (19.5)
                                                                                                          --------      --------
    Total stockholders' deficit                                                                              (50.8)        (83.8)
                                                                                                          --------      --------
                                                                                                          $4,115.7      $3,832.3
                                                                                                          ========      ========

The accompanying notes are an integral part of these financial statements.

MAXXAM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                            Years Ended December 31,
                                                                                       ---------------------------------
(In millions of dollars, except share amounts)                                           1996        1995         1994
-----------------------------------------------------------------------------          ---------------------------------
Net sales:
    Aluminum operations                                                                 $2,190.5    $2,237.8     $1,781.5
    Forest products operations                                                             264.6       242.6        249.6
    Real estate and other operations                                                        88.2        84.8         84.6
                                                                                        --------    --------     --------
                                                                                         2,543.3     2,565.2      2,115.7
                                                                                        --------    --------     --------

Costs and expenses:
    Costs of sales and operations (exclusive of depreciation and depletion):
      Aluminum operations                                                                1,869.1     1,798.4      1,625.5
      Forest products operations                                                           148.5       127.1        129.6
      Real estate and other operations                                                      67.4        65.4         62.8
    Selling, general and administrative expenses                                           203.5       195.8        169.4
    Depreciation and depletion                                                             123.5       120.9        121.1
                                                                                        --------    --------     --------
                                                                                         2,412.0     2,307.6      2,108.4
                                                                                        --------    --------     --------

Operating income                                                                           131.3       257.6          7.3

Other income (expense):
    Investment, interest and other income (expense)                                         41.1        18.2         (2.2)
    Interest expense                                                                      (175.5)     (172.7)      (167.3)
    Amortization of deferred financing costs                                                (9.0)       (8.6)        (9.6)
                                                                                        --------    --------     --------
Income (loss) before income taxes, minority interests and extraordinary item               (12.1)       94.5       (171.8)
Credit (provision) for income taxes                                                         44.9       (14.8)        77.1
Minority interests                                                                          (9.9)      (22.2)       (22.0)
                                                                                        --------    --------     --------
Income (loss) before extraordinary item                                                     22.9        57.5       (116.7)
Extraordinary item:
    Loss on early extinguishment of debt, net of related benefits for minority
      interests and income taxes of $2.9 million                                              --          --         (5.4)
                                                                                        --------    --------     --------
Net income (loss)                                                                        $  22.9     $  57.5     $ (122.1)
                                                                                        ========    ========     ========
Per common and common equivalent share:
    Income (loss) before extraordinary item                                              $  2.42     $  6.08     $ (12.35)
    Extraordinary item                                                                        --          --         (.57)
                                                                                        --------    --------     --------
    Net income (loss)                                                                    $  2.42     $  6.08     $ (12.92)
                                                                                        ========    ========     ========

The accompanying notes are an integral part of these financial statements.

MAXXAM INC. AND SUBSIDIARIES


CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                   Years Ended December 31,
                                                                                              ----------------------------------
(In millions of dollars)                                                                         1996        1995         1994
--------------------------------------------------------------------------------------        ----------------------------------
Cash flows from operating activities:
    Net income (loss)                                                                           $  22.9      $  57.5     $ (122.1)
    Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Depreciation and depletion                                                                  123.5        120.9        121.1
      Minority interests                                                                            9.9         22.2         22.0
      Amortization of deferred financing costs and discounts on long-term debt                     21.5         19.5         19.3
      Amortization of excess investment over equity in net assets of
        unconsolidated affiliates                                                                  11.6         11.4         11.6
      Equity in (earnings) loss of unconsolidated affiliates, net of dividends received             3.0        (19.1)        15.0
      Net gain on sales of real estate, mortgage loans and other assets                           (23.7)        (9.7)        (6.5)
      Net gains on marketable securities                                                           (7.8)        (8.6)        (4.2)
      Net sales (purchases) of marketable securities                                                3.4         (4.0)        12.9
      Extraordinary loss on early extinguishment of debt, net                                        --           --          5.4
      Increase (decrease) in cash resulting from changes in:
        Prepaid expenses and other assets                                                         (33.3)        84.5        (47.9)
        Accounts payable                                                                            4.8         34.7         26.3
        Receivables                                                                                60.4       (103.6)        24.5
        Inventories                                                                               (30.6)       (65.3)       (37.5)
        Accrued and deferred income taxes                                                         (46.0)       (13.1)       (77.2)
        Payable to affiliates and other liabilities                                               (74.0)        (1.2)        37.5
        Accrued interest                                                                            6.2         (1.0)         8.3
      Other                                                                                         4.2         12.8         (4.0)
                                                                                               --------     --------     --------
        Net cash provided by operating activities                                                  56.0        137.9          4.5
                                                                                               --------     --------     --------
Cash flows from investing activities:
    Net proceeds from disposition of property and investments                                      51.8         39.3         30.0
    Capital expenditures                                                                         (173.1)       (97.7)       (89.3)
    Investment in subsidiaries and joint ventures                                                  (2.4)       (15.9)        (7.4)
    Other                                                                                          (1.4)        (1.1)        (1.2)
                                                                                               --------     --------     --------
        Net cash used for investing activities                                                   (125.1)       (75.4)       (67.9)
                                                                                               --------     --------     --------
Cash flows from financing activities:
    Proceeds from issuance of long-term debt                                                      371.8          5.7        229.7
      Net borrowings (payments) under revolving credit agreements
        and short-term borrowings (payments)                                                      (13.8)         4.4       (191.8)
    Proceeds from issuance of Kaiser capital stock                                                   .1          1.2        100.1
    Restricted cash withdrawals                                                                      .4          1.0          1.2
    Redemptions, repurchase of and principal payments on long-term debt                           (32.8)       (40.9)       (39.1)
    Dividends paid to Kaiser's minority preferred stockholders                                    (10.5)       (20.5)       (13.7)
    Redemption of preference stock                                                                 (5.2)        (8.8)        (8.5)
    Incurrence of financing costs                                                                 (12.1)        (1.8)       (19.7)
    Other                                                                                           3.6         16.8          5.9
                                                                                               --------     --------     --------
        Net cash provided by (used for) financing activities                                      301.5        (42.9)        64.1
                                                                                               --------     --------     --------
Net increase in cash and cash equivalents                                                         232.4         19.6           .7
Cash and cash equivalents at beginning of year                                                    104.2         84.6         83.9
                                                                                               --------     --------     --------
Cash and cash equivalents at end of year                                                        $ 336.6      $ 104.2      $  84.6
                                                                                               ========     ========     ========

The accompanying notes are an integral part of these financial statements.

MAXXAM INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)


                                       Preferred      Common Stock                                 Pension
                                         Stock      ------------------ Additional  Accumulated    Liability    Treasury
(In millions of dollars and shares)    ($.50 Par)   Shares  ($.50 Par)   Capital     Deficit      Adjustment     Stock      Total
-----------------------------------    ----------   ------------------ ----------  -----------    ----------   --------    -------
Balance, January 1, 1994                $   .3        8.7    $   5.0     $ 51.2      $(180.8)     $ (23.9)     $ (19.7)    $(167.9)
    Net loss                                --         --         --         --       (122.1)          --           --      (122.1)
    Gain from issuance of
      Kaiser Aluminum
      Corporation common
      stock                                 --         --         --        2.2           --           --           --         2.2
    Conversions of preferred
      stock to common stock                 --         --         --        (.2)          --           --           .2          --
    Reduction of pension
      liability                             --         --         --         --           --         12.5           --        12.5
                                       ----------   --------  -------- ----------  -----------    ----------    -------    -------
Balance, December 31, 1994                  .3         8.7       5.0       53.2       (302.9)       (11.4)       (19.5)     (275.3)

    Net income                              --          --        --         --         57.5           --           --        57.5
    Gain from issuance of
      Kaiser Aluminum
      Corporation common
      stock                                 --          --        --        2.5           --           --           --         2.5
    Redemption of Kaiser
      Aluminum Corporation
      preferred stock                       --          --         --      99.3         36.9           --           --       136.2
    Additional pension liability            --          --         --        --           --         (4.7)          --        (4.7)
                                       ----------   --------  -------- ----------  -----------    ----------    -------    -------
Balance, December 31, 1995                  .3         8.7        5.0     155.0       (208.5)       (16.1)       (19.5)      (83.8)

    Net income                              --          --         --        --         22.9           --           --        22.9
    Gain from issuance of
      Kaiser Aluminum
      Corporation common
      stock                                 --          --         --        .9           --           --           --          .9
    Treasury stock
      repurchases                           --          --         --        --           --           --         (1.8)       (1.8)
    Reduction of pension liability          --          --         --        --           --         11.0           --        11.0
                                       ----------   --------  -------- ----------  -----------    ----------    -------    -------
Balance, December 31, 1996              $   .3        8.7      $  5.0    $155.9      $(185.6)     $  (5.1)     $ (21.3)    $ (50.8)
                                       ==========   ========  ======== ==========  ===========    ==========    =======    =======

The accompanying notes are an integral part of these financial statements.

MAXXAM INC. AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In millions of dollars, except share amounts)
-------------------------------------------------------------------------------

1.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

THE COMPANY
The consolidated financial statements include the accounts of MAXXAM Inc. and its majority and wholly owned subsidiaries. All references to the "Company" include MAXXAM Inc. and its majority owned and wholly owned subsidiaries, unless otherwise indicated or the context indicates otherwise. Intercompany balances and transactions have been eliminated. Investments in affiliates (20% to 50%-owned) are accounted for utilizing the equity method of accounting. Certain reclassifications have been made to prior years' financial statements to be consistent with the current year's presentation.

The Company is a holding company and, as such, conducts substantially all of its operations through its subsidiaries. The Company operates in three principal industries: aluminum, through its majority owned subsidiary, Kaiser Aluminum Corporation ("Kaiser"), a fully integrated aluminum producer; forest products, through MAXXAM Group Inc. ("MGI") and MGI's wholly owned subsidiaries, principally the Pacific Lumber Company ("Pacific Lumber") and Britt Lumber Co., Inc. ("Britt"); real estate investment and development, managed through its wholly owned subsidiary, MAXXAM Property Company; and other commercial operations through various other wholly owned subsidiaries. MAXXAM Group Holdings Inc. ("MGHI") owns 100% of MGI and is a wholly owned subsidiary of the Company.

The cumulative losses of Kaiser in 1993, principally due to the implementation of the new accounting standard for postretirement benefits other than pensions, eliminated Kaiser's equity with respect to its common stock; accordingly, since 1993 the Company has recorded 100% of Kaiser's earnings and losses, without regard to the minority interests represented by Kaiser's other common stockholders (as described in Note 7) and will continue to do so until such time as the cumulative losses recorded by the Company with respect to Kaiser's minority common stockholders are recovered.

DESCRIPTION OF THE COMPANY'S OPERATIONS
Kaiser operates in the aluminum industry through its wholly owned principal operating subsidiary, Kaiser Aluminum & Chemical Corporation ("KACC"). KACC operates in several principal aspects of the aluminum industry--the mining of bauxite (the major aluminum-bearing ore), the refining of bauxite into alumina (the intermediate material), the production of aluminum and the manufacture of fabricated and semi-fabricated aluminum products. KACC's production levels of alumina and primary aluminum exceed its internal processing needs, which allows it to be a major seller of alumina and primary aluminum in domestic and international markets. A substantial portion of the Company's consolidated assets, liabilities, revenues, results of operations and cash flows are attributable to Kaiser (see Note 11).

Pacific Lumber operates in several principal aspects of the lumber industry--the growing and harvesting of redwood and Douglas-fir timber, the milling of logs into lumber and the manufacture of lumber into a variety of finished products. Britt manufactures redwood and cedar fencing and decking products from small diameter logs, a substantial portion of which are obtained from Pacific Lumber. Housing, construction and remodeling markets are the principal markets for the Company's lumber products. Export sales generally constitute less than 6% of forest products sales. A significant portion of forest products sales are made to third parties located west of the Mississippi River.

The Company, principally through its wholly owned subsidiaries, is engaged in the business of residential and commercial real estate investment and development, primarily in California, Arizona, Texas and Puerto Rico. With respect to periods after October 6, 1995, other commercial operations include the results of Sam Houston Race Park, Ltd. ("SHRP, Ltd."), a Texas limited partnership which owns and operates a Class 1 horse racing facility in the greater Houston metropolitan area.

USE OF ESTIMATES AND ASSUMPTIONS
The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect
(i) the reported amounts of assets and liabilities, (ii) disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published and (iii) the reported amount of revenues and expenses recognized during each period presented. The Company reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to their publication. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's consolidated financial statements; accordingly, it is possible that the subsequent resolution of any one of the contingent matters described in Note 9 could differ materially from current estimates. The results of an adverse resolution of such uncertainties could have a material effect on the Company's consolidated financial position, results of operations or liquidity.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH EQUIVALENTS
Cash equivalents consist of highly liquid money market instruments with original maturities of three months or less.

MARKETABLE SECURITIES
Marketable securities are carried at fair value. The cost of the securities sold is determined using the first-in, first-out method. Included in investment, interest and other income (expense) for each of the three years ended December 31, 1996 were: 1996-net unrealized holding losses of $.8 and net realized gains of $8.1; 1995-net unrealized holding gains of $1.9 and net realized gains of $6.8; and 1994-net unrealized holding losses of $1.0 and net realized gains of $5.2.

INVENTORIES
Inventories are stated at the lower of cost or market. Cost for the aluminum and forest products operations inventories is primarily determined using the last-in, first-out ("LIFO") method. Other inventories of the aluminum operations, principally operating supplies and repair and maintenance parts, are stated at the lower of average cost or market. Inventory costs consist of material, labor and manufacturing overhead, including depreciation and depletion.

Inventories consist of the following:

                                                               December 31,
                                                          -------------------
                                                            1996       1995
                                                          -------------------
Aluminum Operations:
  Finished fabricated products                             $ 113.5    $  91.5
  Primary aluminum and work in process                       200.3      195.9
  Bauxite and alumina                                        110.2      119.6
  Operating supplies and repair and maintenance parts        138.2      118.7
                                                           -------    -------
                                                             562.2      525.7
                                                           -------    -------
Forest Products Operations:
  Lumber                                                      55.8       65.5
  Logs                                                        16.8       15.6
                                                           -------    -------
                                                              72.6       81.1
                                                           -------    -------
                                                           $ 634.8    $ 606.8
                                                           =======    =======

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed principally utilizing the straight-line method at rates based upon the estimated useful lives of the various classes of assets.

TIMBER AND TIMBERLANDS
Timber and timberlands are stated at cost, net of accumulated depletion. Depletion is computed utilizing the unit-of-production method based upon estimates of timber values and quantities.

DEFERRED FINANCING COSTS
Costs incurred to obtain financing are deferred and amortized over the estimated term of the related borrowing.

RESTRICTED CASH AND CONCENTRATIONS OF CREDIT RISK
At December 31, 1996 and 1995, cash and cash equivalents includes $17.6 and $19.7, respectively, which is reserved for debt service payments on the Company's 7.95% Timber Collateralized Notes due 2015 (the "Timber Notes"). At December 31, 1996 and 1995, long-term receivables and other assets includes $30.0 and $31.4, respectively, of restricted cash deposits held for the benefit of the Timber Note holders (the "Liquidity Account") as described in Note 4. Each of these deposits is held by a different financial institution. In the event of nonperformance by such financial institutions, the Company's exposure to credit loss is represented by the amounts deposited plus any unpaid accrued interest thereon. The Company mitigates its concentrations of credit risk with respect to these restricted cash deposits by maintaining them at high credit quality financial institutions and monitoring the credit ratings of these institutions.

INVESTMENT, INTEREST AND OTHER INCOME (EXPENSE)
During 1994, the Company, Pacific Lumber and others agreed to a settlement, subsequently approved by the court, of class and related individual claims brought by former stockholders of Pacific Lumber against the Company, MGI, Pacific Lumber, former directors of Pacific Lumber and others concerning MGI's acquisition of Pacific Lumber. Of the $52.0 settlement, $33.0 was paid by insurance carriers of the Company and Pacific Lumber, $14.8 was paid by Pacific Lumber, and the balance was paid by other defendants and through the assignment of certain claims. In 1994, the Company recorded a pre-tax loss of $21.2 which consists of Pacific Lumber's $14.8 cash payment to the settlement fund, a $2.0 accrual for certain contingent claims, and $4.4 of related legal fees. Insofar as these matters do not originate from, or relate in any manner to, its ongoing operations, the Company recorded the settlement as a charge to investment, interest and other income (expense). Additionally, in February 1994, Pacific Lumber received a franchise tax refund of $7.2, the substantial portion of which represents interest, from the state of California relating to tax years 1972 through 1985. The net effect of these transactions are included in investment, interest and other income (expense) for the year ended December 31, 1994.

Investment, interest and other income (expense) for the years ended December 31, 1996, 1995 and 1994 includes $3.1, $17.8 and $16.5, respectively, of pre-tax charges related principally to establishing additional litigation reserves for asbestos claims and environmental reserves for potential soil and ground water remediation matters, each pertaining to operations which were discontinued prior to the acquisition of Kaiser by the Company in 1988. Also included in investment, interest and other income (expense) are net gains from sales of real estate of $25.4, $11.1 and $7.1 for the years ended December 31, 1996, 1995 and 1994, respectively.

FOREIGN CURRENCY TRANSLATION
The Company uses the United States dollar as the functional currency for its foreign operations.

DERIVATIVE FINANCIAL INSTRUMENTS
Hedging transactions using derivative financial instruments are primarily designed to mitigate KACC's exposure to changes in prices for certain of the products which KACC sells and consumes and, to a lesser extent, to mitigate KACC's exposure to changes in foreign currency exchange rates. KACC does not utilize derivative financial instruments for trading or other speculative purposes. KACC's derivative activities are initiated within guidelines established by Kaiser's management and approved by KACC's and Kaiser's boards of directors. Hedging transactions are executed centrally on behalf of all of KACC's business segments to minimize transaction costs, monitor consolidated net exposures and to allow for increased responsiveness to changes in market factors.

Most of KACC's hedging activities involve the use of option contracts (which establish a maximum and/or minimum amount to be paid or received) and forward sales contracts (which effectively fix or lock-in the amount KACC will pay or receive). Option contracts typically require the payment of an up-front premium in return for the right to receive the amount (if any) by which the price at the settlement date exceeds the strike price. Any interim fluctuations in prices prior to the settlement date are deferred until the settlement date of the underlying hedged transaction, at which point they are reflected in net sales or cost of sales and operations (as applicable) together with the related premium cost. Forward sales contracts do not require an up-front payment and are settled by the receipt or payment of the amount by which the price at the settlement date varies from the contract price. No accounting recognition is accorded to interim fluctuations in prices of forward sales contracts.

KACC has established margin accounts and credit limits with certain counterparties related to open forward sales and option contracts. When unrealized gains or losses are in excess of such credit limits, KACC is entitled to receive advances from the counterparties on open positions or is required to make margin deposits to counterparties as the case may be. At December 31, 1996, KACC had received $13.0 of margin advances from counterparties. At December 31, 1995, KACC had neither received nor made any m argin deposits. Kaiser considers credit risk related to possible failure of the counterparties to perform their obligations pursuant to the derivative contracts to be minimal. Deferred gains or losses are included in prepaid expenses and other current assets and other accrued liabilities. See Note 10.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts of cash equivalents and restricted cash approximate fair value. Marketable securities are carried at fair value which is determined based on quoted market prices. As of December 31, 1996 and 1995, the estimated fair value of long-term debt was $1,972.2 and $1,672.0, respectively. The estimated fair value of long-term debt is determined based on the quoted market prices for the publicly traded issues and on the current rates offered for borrowings similar to the other debt. Some of the Company's publicly traded debt issues are thinly traded financial instruments; accordingly, their market prices at any balance sheet date may not be representative of the prices which would be derived from a more active market. The fair value of foreign currency contracts generally reflects the estimated amounts that Kaiser would receive to enter into similar contracts at the balance sheet date, thereby taking into account unrealized gains or losses on open contracts (see Note 10). As of December 31, 1996 and 1995, the difference between the carrying amount and fair value of foreign currency contracts was not significant.

STOCK-BASED COMPENSATION
The Company applies the "intrinsic value based" method for accounting for stock or stock-based compensation awards described by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations (see Note 8). Had the Company applied the alternative "fair value based" method as described in Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's pro forma net income and earnings per share would have been $22.3 and $2.36 per share, respectively, for the year ended December 31, 1996 and $57.1 and $6.03 per share, respectively, for the year ended December 31, 1995.

PER SHARE INFORMATION
Per share calculations are based on the weighted average number of common shares outstanding in each year and, if dilutive, weighted average common equivalent shares and common stock options based upon the average price of the Company's common stock during the year. The weighted average number of common and common equivalent shares was 9,461,197 shares, 9,459,293 shares and 9,447,878 shares for the years ended December 31, 1996, 1995 and 1994, respectively.

2. INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

Kaiser's investments in unconsolidated affiliates are held by KACC. KACC holds a 28.3% interest in Queensland Alumina Limited ("QAL"), a leading producer of alumina, and a 49% interest in both Kaiser Jamaica Bauxite Company, a bauxite supplier, and Anglesey Aluminium Limited ("Anglesey"), which produces primary aluminum. KACC provides some of its affiliates with services such as financing, management and engineering. Purchases from these affiliates for the acquisition and processing of bauxite, alumina and primary aluminum aggregated $281.6, $284.4 and $219.7 for the years ended December 31, 1996, 1995 and 1994, respectively. KACC's equity in earnings (loss) before income taxes of such operations is treated as a reduction (increase) in cost of sales. At December 31, 1996 and 1995, KACC's net receivables from these affiliates were not material.

Kaiser, principally through KACC, has a variety of financial commitments, including purchase agreements, tolling arrangements, forward foreign exchange and forward sales contracts (see Note 10), letters of credit and guarantees. Such purchase agreements and tolling arrangements include long-term agreements for the purchase and tolling of bauxite into alumina in Australia by QAL. These obligations expire in 2008. Under the agreements, KACC is unconditionally obligated to pay its proportional share of debt, operating costs and certain other costs of this joint venture. The aggregate minimum amount of required future principal payments at December 31, 1996 is $94.4, of which approximately $12.0 is due in each of 2000 and 2001 with the balance being due thereafter. KACC's share of payments, including operating costs and certain other expenses under the agreements, has ranged between $110.0 and $120.0 over the past three years. KACC also has agreements to supply alumina to and to purchase aluminum from Anglesey.

Summarized combined financial information for KACC's investees is as follows:

                                                               December 31,
                                                          --------------------
                                                            1996         1995
                                                          ---------  ---------
Current assets                                             $ 450.3    $ 429.0
Property, plant and equipment, net and other assets          364.7      370.1
                                                          ---------  ---------
    Total assets                                           $ 815.0    $ 799.1
                                                          =========  =========

Current liabilities                                        $ 116.9    $ 125.4
Long-term debt and other liabilities                         386.7      367.4
Stockholders' equity                                         311.4      306.3
                                                          ---------  ---------
    Total liabilities and stockholders' equity             $ 815.0    $ 799.1
                                                          =========  =========

                                                    Years Ended December 31,
                                               -------------------------------
                                                1996        1995         1994
                                               ---------  ---------  ---------
Net sales                                      $ 660.5     $ 685.9    $ 489.8
Costs and expenses                              (631.5)     (618.7)    (494.8)
Provision for income taxes                        (8.7)      (18.7)      (6.3)
                                               ---------  ---------  ---------
Net income (loss)                              $  20.3     $  48.5   $  (11.3)
                                               =========  =========  =========
KACC's equity in earnings (loss) of affiliates $   8.8     $  19.2   $   (1.9)
                                               =========  =========  =========
Dividends received from affiliates             $  11.8     $    --   $     --
                                               =========  =========  =========

KACC's equity in earnings (loss) differs from the summary net income (loss) for unconsolidated affiliates due to various percentage ownerships in the constituent entities and the amortization of the excess of KACC's investment in the affiliates over its equity in their net assets. At December 31, 1996, KACC's investment in these affiliates exceeded its equity in their net assets by approximately $42.0 which amount will be fully amortized over the next four years.

OTHER INVESTEES
In 1995, pursuant to a joint venture agreement with SunCor Development Company ("SunCor") for the purpose of developing and managing a real estate project, the Company, through a wholly owned real estate subsidiary, contributed 950 acres of undeveloped land valued at $10.0 and cash of $1.0 in exchange for a 50% interest in the joint venture. SunCor, the managing partner, contributed $11.0 in cash in exchange for its 50% interest. A subsidiary of the Company and SunCor are each guarantors of 50% of $4.6 aggreg ate principal amount of the joint venture's debt. At December 31, 1996, the joint venture had assets of $33.5, liabilities of $11.1 and equity of $22.4. At December 31, 1995, the joint venture had assets of $32.8, liabilities of $10.7 and equity of $22.1. For the years ended December 31, 1996 and 1995, the joint venture incurred income of $2.3 and $.2, respectively.

On July 8, 1993, the Company, through various subsidiaries, acquired control of the general partner and became responsible for the management of SHRP, Ltd. for an investment of $9.1. The Company's subsidiaries held an initial equity interest in SHRP, Ltd. of 29.7%. The Company increased its equity interest in SHRP, Ltd. to 45.0% as a result of a $5.6 capital contribution in October 1994. SHRP, Ltd. incurred net losses for the year ended December 31, 1994 of approximately $20.0. Included in investment, interest and other income (expense) for the year ended December 31, 1994 are losses of $13.1 with respect to the Company's investment in SHRP, Ltd.

On April 17, 1995, SHRP, Ltd. and its wholly owned subsidiary, together with SHRP, Ltd.'s largest limited partner (a wholly owned subsidiary of the Company), filed voluntary petitions seeking to reorganize under the provisions of Chapter 11 of the United States Bankruptcy Code. The bankruptcy plan (the "Plan") was confirmed on September 22, 1995, and the transactions called for by the Plan were completed on October 6, 1995. Such transactions included cash contributions to SHRP, Ltd. from a new investor group totaling $5.9 (of which wholly owned subsidiaries of the Company contributed $5.8) and the contribution by a wholly owned subsidiary of the Company of a tract of land with a fair market value of $2.3. The new managing general partner of the reorganized SHRP, Ltd. is a wholly owned subsidiary of the Company. In an unrelated transaction, on October 20, 1995, the Company purchased for $7.3 certain of the 11% Senior Secured Extendible Notes due September 1, 2001 of SHRP, Ltd. (the "SHRP Notes") and the corresponding equity interest in SHRP Equity, Inc. (an additional general partner of the reorganized SHRP, Ltd.) to which the selling noteholder was entitled. After giving effect to the previously described transactions, wholly owned subsidiaries of the Company held, directly or indirectly, approximately 78.8% of the equity in the reorganized SHRP, Ltd. Supplemental cash flows disclosure related to the acquisition of SHRP, Ltd. in October 1995 is as follows: assets acquired of $29.3, assumed liabilities of $20.7, and additional minority interest of $2.8. On February 12, 1997, the Company purchased an additional amount of the SHRP Notes and the corresponding equity interest in SHRP Equity Inc. for $5.9, thereby increasing the Company's ownership in SHRP, Ltd. to 88.5%.

The assets and liabilities of SHRP, Ltd. are included in the accompanying Consolidated Balance Sheet as of December 31, 1996 and 1995, and the results of SHRP, Ltd.'s operations and cash flows for the period from October 6, 1995 to December 31, 1995 and for the year ended December 31, 1996 are included in the accompanying Consolidated Statements of Operations and Cash Flows. The carrying value of SHRP, Ltd.'s assets and liabilities following its emergence from the Chapter 11 proceedings differs in material amounts from those of the predecessor entity.

3. PROPERTY, PLANT AND EQUIPMENT

The major classes of property, plant and equipment are as follows:


                                                          December 31,
                                   Estimated Useful   --------------------
                                        Lives           1996         1995
--------------------------------------------------------------------------
Land and improvements                5-30 years      $  194.6     $  185.8
Buildings                            5-45 years         304.6        272.4
Machinery and equipment              3-22 years       1,479.1      1,388.5
Construction in progress                                 89.1         63.3
                                                    ---------    ---------
                                                      2,067.4      1,910.0
Less: accumulated depreciation                         (769.5)      (678.1)
                                                    ---------    ---------
                                                     $1,297.9     $1,231.9
                                                    =========    =========

Depreciation expense for the years ended December 31, 1996, 1995 and 1994 was $105.9, $105.4 and $105.7, respectively.

4. LONG-TERM DEBT

Long-term debt consists of the following:

                                                                                                           December 31,
                                                                                                   ------------------------
                                                                                                        1996         1995
                                                                                                   ------------------------
14% MAXXAM Senior Subordinated Reset Notes due May 20, 2000                                          $   25.0     $   25.0
12 1/2% MAXXAM Subordinated Debentures due December 15, 1999, net of discount                            17.6         16.5
12% MGHI Senior Secured Notes due August 1, 2003                                                        130.0           --
11 1/4% MGI Senior Secured Notes due August 1, 2003                                                     100.0        100.0
12 1/4% MGI Senior Secured Discount Notes due August 1, 2003, net of discount                           104.2         92.5
10 1/2% Pacific Lumber Senior Notes due March 1, 2003                                                   235.0        235.0
7.95% Scotia Pacific Timber Collateralized Notes due July 20, 2015                                      336.1        350.2
1994 KACC Credit Agreement                                                                                 --         13.1
10 7/8% KACC Senior Notes due October 15, 2006, including premium                                       225.9           --
9 7/8% KACC Senior Notes due February 15, 2002, net of discount                                         224.0        223.8
12 3/4% KACC Senior Subordinated Notes due February 1, 2003                                             400.0        400.0
Alpart CARIFA Loans                                                                                      60.0         60.0
Other aluminum operations debt                                                                           52.0         61.2
Other notes and contracts, primarily secured by receivables, buildings, real estate and equipment        41.7         32.9
                                                                                                    ---------    ---------
                                                                                                      1,951.5      1,610.2
    Less: current maturities                                                                            (69.6)       (25.1)
                                                                                                    ---------    ---------
                                                                                                     $1,881.9     $1,585.1
                                                                                                    =========    =========


14% MAXXAM SENIOR SUBORDINATED RESET NOTES DUE 2000 (THE "RESET NOTES") AND 12 1/2% MAXXAM SUBORDINATED DEBENTURES DUE 1999 (THE "12 1/2% DEBENTURES") The Company redeemed the Reset Notes and 12 1/2% Debentures at par on January 7, 1997 and January 22, 1997, respectively, using proceeds from the Intercompany Note (defined below).

MAXXAM LOAN AGREEMENT (THE "CUSTODIAL TRUST AGREEMENT")
On June 28, 1996, the Company entered into a loan and pledge agreement with the Custodial Trust Company providing for up to $25.0 in borrowings. Any amounts drawn would be secured by Kaiser common stock owned by the Company (or such other marketable securities acceptable to the lender) with an initial market value (as defined therein) of approximately three times the amount borrowed. Borrowings under the Custodial Trust Agreement would bear interest at the prime rate plus 1/2% per annum. The Custodial Trust Agreement provides for a revolving credit arrangement during the first year of the agreement. Any borrowings outstanding on June 28, 1997 convert into a term loan maturing on June 28, 1998. No borrowings were outstanding as of December 31, 1996.

12% MGHI SENIOR SECURED NOTES DUE 2003 (THE "MGHI NOTES")
On December 23, 1996, MGHI issued $130.0 principal amount of 12% Senior Secured Notes due August 1, 2003. Interest is payable semi-annually on February 1 and August 1 of each year beginning February 1, 1997. The MGHI Notes are guaranteed on a senior, unsecured basis by the Company. MGHI has agreed to pledge up to 16,055,000 of the 27,938,250 shares of Kaiser common stock it owns if and when such shares are released from the pledge securing the MGI Notes (as defined below). The MGHI Notes are effectively subordinated to liabilities of MGHI's subsidiaries, including trade payables.

The net proceeds from the offering after estimated expenses were approximately $125.0, all of which was loaned to the Company pursuant to an intercompany note (the "Intercompany Note") which is pledged to secure the MGHI Notes. The Intercompany Note bears interest at the rate of 11% per annum (payable semi-annually on the interest payment dates applicable to the MGHI Notes) and matures on August 1, 2003. The Company will be entitled to defer the payment of interest on the Intercompany Note on any interest payment date to the extent that MGHI has sufficient available funds to satisfy its obligations on the MGHI Notes on such date. Any such deferred interest will be added to the principal amount of the Intercompany Note and will be payable at maturity.

11 1/4% MGI SENIOR SECURED NOTES DUE 2003 (THE "MGI SENIOR NOTES") AND
12 1/4% MGI SENIOR SECURED DISCOUNT NOTES DUE 2003 (THE "MGI DISCOUNT NOTES") On August 4, 1993, MGI issued $100.0 aggregate principal amount of the MGI Senior Notes and $126.7 aggregate principal amount (approximately $70.0 net of original issue discount) of the MGI Discount Notes (together, the "MGI Notes"). The MGI Notes are secured by MGI's pledge of 100% of the common stock of Pacific Lumber, Britt and MAXXAM Properties Inc. (a wholly owned subsidiary of MGI) and by MGHI's pledge of 27,983,250 shares of Kaiser's common stock. The indenture governing the MGI Notes, among other things, restricts the ability of MGI to incur additional indebtedness, to engage in transactions with affiliates, to pay dividends and to make investments. As of December 31, 1996, under the most restrictive of these covenants, approximately $0.5 of dividends could be paid by MGI. The MGI Notes are senior indebtedness of MGI; however, they are effectively subordinated to the liabilities of MGI's subsidiaries, which include the Timber Notes and the Pacific Lumber Senior Notes. The MGI Discount Notes are net of discount of $21.5 and $33.2 at December 31, 1996 and 1995, respectively.

The MGI Senior Notes pay interest semi-annually on February 1 and August 1 of each year. The MGI Discount Notes will not pay any interest until February 1, 1999, at which time semi-annual interest payments will become due on each February 1 and August 1 thereafter.

10 1/2% PACIFIC LUMBER SENIOR NOTES DUE 2003 (THE "PACIFIC LUMBER SENIOR NOTES") Interest on the Pacific Lumber Senior Notes is payable semi-annually on March 1 and September 1. The Pacific Lumber Senior Notes are redeemable at the option of Pacific Lumber, in whole or in part, on or after March 1, 1998 at a price of 103% of the principal amount plus accrued interest. The redemption price is reduced annually until March 1, 2000, after which time the Pacific Lumber Senior Notes are redeemable at par. The Pacific Lumber Senior Notes are unsecured and are senior indebtedness of Pacific Lumber; however, they are effectively subordinated to the Timber Notes. The indenture governing the Pacific Lumber Senior Notes contains various covenants which, among other things, limit Pacific Lumber's ability to incur additional indebtedness and liens, to engage in transactions with affiliates, to pay dividends and to make investments.

PACIFIC LUMBER REVOLVING CREDIT AGREEMENT (AS AMENDED AND RESTATED, THE "PACIFIC
  LUMBER CREDIT AGREEMENT")
Borrowings under the Pacific Lumber Credit Agreement, which expires on May
31, 1999, are secured by Pacific Lumber's trade receivables and inventories, with interest currently computed at the bank's reference rate plus 1 1/4% or the bank's offshore rate plus 2 1/4%. The Pacific Lumber Credit Agreement provides for borrowings of up to $60.0, of which $15.0 may be used for standby letters of credit and $30.0 is restricted to timberland acquisitions. Borrowings made pursuant to the portion of the credit facility restricted to timberland acquisitions would also be secured by the purchased timberlands. As of December 31, 1996, $47.0 of borrowings was available under the Pacific Lumber Credit Agreement, of which $4.7 was available for letters of credit and $30.0 was restricted to timberland acquisitions. No borrowings were outstanding as of December 31, 1996, and letters of credit outstanding amounted to $10.3. The Pacific Lumber Credit Agreement contains covenants substantially similar to those contained in the indenture governing the Pacific Lumber Senior Notes.

SCOTIA PACIFIC TIMBER NOTES
The indenture governing the Timber Notes (the "Timber Note Indenture") prohibits Scotia Pacific from incurring any additional indebtedness for borrowed money and limits the business activities of Scotia Pacific to the ownership and operation of its timber and timberlands. The Timber Notes are senior secured obligations of Scotia Pacific and are not obligations of, or guaranteed by, Pacific Lumber or any other person. The Timber Notes are secured by a lien on (i) Scotia Pacific's timber and timberlands (representing $166.0 of the Company's consolidated balance at December 31, 1996), (ii) substantially all of Scotia Pacific's property and equipment, and (iii) other property including cash equivalents reserved for debt service payments and the funds deposited in the Liquidity Account.

The Timber Notes are structured to link, to the extent of available cash, the deemed depletion of Scotia Pacific's timber (through the harvest and sale of logs) to required amortization of the Timber Notes. The required amount of amortization due on any Timber Note payment date is determined by various mathematical formulas set forth in the Timber Note Indenture. The minimum amount of principal which Scotia Pacific must pay (on a cumulative basis) through any Timber Note payment date in order to avoid an Event of Default (as defined in the Timber Note Indenture) is referred to as rated amortization ("Rated Amortization"). If all payments of principal are made in accordance with Rated Amortization, the payment date on which Scotia Pacific will pay the final installment of principal is July 20, 2015. The amount of principal which Scotia Pacific must pay through each Timber Note payment date in order to avoid payment of prepayment or deficiency premiums is referred to as scheduled amortization ("Scheduled Amortization"). If all payments of principal are made in accordance with Scheduled Amortization, the payment date on which Scotia Pacific will pay the final installment of principal is July 20, 2009.

Principal and interest on the Timber Notes are payable semi-annually on January 20 and July 20. The Timber Notes are redeemable at the option of Scotia Pacific, in whole but not in part, at any time. The redemption price of the Timber Notes is equal to the sum of the principal amount, accrued interest and a prepayment premium calculated based upon the yield of like-term Treasury securities plus 50 basis points.

1994 KACC CREDIT AGREEMENT (AS AMENDED, THE "KACC CREDIT AGREEMENT")
In February 1994, Kaiser and KACC entered into the KACC Credit Agreement which provides a $325.0 five-year secured, revolving line of credit. KACC is able to borrow under the facility by means of revolving credit advances and letters of credit (up to $125.0) in an aggregate amount equal to the lesser of $325.0 or a borrowing base relating to eligible accounts receivable plus eligible inventory. As of December 31, 1996, no borrowings were outstanding and $269.7 (of which $71.9 could have been used for letters of credit) was available to KACC under the KACC Credit Agreement. The KACC Credit Agreement is unconditionally guaranteed by Kaiser and by certain significant subsidiaries of KACC. Interest on outstanding balances will bear a premium (which varies based on the results of a financial test) over either a base rate or LIBOR at Kaiser's option.

The KACC Credit Agreement requires KACC to comply with certain financial covenants and places restrictions on Kaiser's and KACC's ability to, among other things, incur debt and liens, make investments, pay dividends, undertake transactions with affiliates, make capital expenditures and enter into unrelated lines of business. Neither Kaiser nor KACC currently is permitted to pay dividends on its common stock. The KACC Credit Agreement is secured by, among other things, (i) mortgages on KACC's major domestic plants (excluding KACC's Gramercy alumina plant and Nevada micromill), (ii) subject to certain exceptions, liens on the accounts receivable, inventory, equipment, domestic patents and trademarks and substantially all other personal property of KACC and certain of its subsidiaries, (iii) a pledge of all of the stock of KACC owned by Kaiser, and (iv) pledges of all of the stock of a number of KACC's wholly owned domestic subsidiaries, pledges of a portion of the stock of certain foreign subsidiaries and pledges of a portion of the stock of certain partially owned foreign affiliates. Substantially all of the identifiable assets of the bauxite and alumina and aluminum processing segments (see Note 11) are attributable to KACC and collateralize the KACC Credit Agreement indebtedness.

10 7/8% KACC SENIOR NOTES DUE 2006 (THE "KACC 10 7/8% SENIOR NOTES"),
9 7/8% KACC SENIOR NOTES DUE 2002 (THE "KACC 9 7/8% SENIOR NOTES") AND
12 3/4% KACC SENIOR SUBORDINATED NOTES DUE 2003 (THE "KACC SENIOR SUBORDINATED NOTES")
During the fourth quarter of 1996, KACC sold a total of $225.0 principal amount of KACC 10 7/8% Senior Notes in two separate transactions. A net premium of $0.9 was realized from the issuance of the KACC 10 7/8% Senior Notes. The KACC 10 7/8% Senior Notes rank pari passu in right and priority of payment with the indebtedness under the KACC Credit Agreement and the KACC 9 7/8% Senior Notes (defined below).

Concurrent with the offering by Kaiser of the 8.255% Preferred Redeemable Increased Dividend Equity Securities (the "PRIDES") (see Note 7), KACC issued $225.0 of the KACC 9 7/8% Senior Notes. The net proceeds from the offering of the KACC 9 7/8% Senior Notes were used to reduce outstanding borrowings under the revolving credit facility of the 1989 KACC Credit Agreement immediately prior to the effectiveness of the KACC Credit Agreement and for working capital and general corporate purposes. The KACC 9 7/8% Senior Notes are net of discount of $1.0 and $1.2 at December 31, 1996 and 1995, respectively.

The obligations of KACC with respect to the KACC 9 7/8% Senior Notes, the KACC 10 7/8% Senior Notes and the KACC Senior Subordinated Notes are guaranteed, jointly and severally, by certain subsidiaries of KACC. The indentures governing the KACC 9 7/8% Senior Notes, the KACC 10 7/8% Senior Notes and the KACC Senior Subordinated Notes restrict, among other things, KACC's ability to incur debt, undertake transactions with affiliates, and pay dividends. Under the most restrictive of the covenants in the indentures and the KACC Credit Agreement, neither Kaiser nor KACC currently is permitted to pay dividends on their common stock. Further, the indentures governing the KACC 9 7/8% Senior Notes, the KACC 10 7/8% Senior Notes and the KACC Senior Subordinated Notes provide that KACC must offer to purchase such notes upon the occurrence of a Change of Control (as defined therein), and the KACC Credit Agreement provides that the occurrence of a Change in Control (as defined therein) shall constitute an Event of Default thereunder.

ALPART CARIFA LOANS
In December 1991, Alumina Partners of Jamaica ("Alpart," a majority owned subsidiary of KACC) entered into a loan agreement with the Caribbean Basin Projects Financing Authority ("CARIFA"). Pursuant to the loan agreement, Alpart must remain a qualified recipient for Caribbean Basin Initiative funds as defined in applicable laws. Alpart has also agreed to indemnify bondholders of CARIFA for certain tax payments that could result from events, as defined, that adversely affect the tax treatment of the interest income on the bonds. Alpart's obligations under the loan agreement are secured by a $64.2 letter of credit guaranteed by the partners in Alpart (of which $22.5 is guaranteed by Kaiser's minority partner in Alpart).

THE MCOP CREDIT AGREEMENT (AS AMENDED, THE "MCOP CREDIT AGREEMENT")
On July 15, 1995, a real estate subsidiary of the Company, MCO Properties
Inc. ("MCOP"), amended and restated its revolving credit agreement with a bank which will expire on May 15, 1998. Borrowings under the MCOP Credit Agreement are secured primarily by (i) MCOP's eligible receivables and real estate held for investment or development and sale, (ii) MCOP's pledge of the common stock of certain of its subsidiaries, and (iii) the guarantee of certain of MCOP's subsidiaries and the Company. Further, the Company has pledged
MCOP's common stock as additional security. Interest is computed at the bank's prime rate plus 1/2% or the bank's Eurodollar rate plus 2 3/4%.
The MCOP Credit Agreement contains various covenants including a minimum net worth requirement and limitations on the payment of dividends, investments and the incurrence of indebtedness. The MCOP Credit Agreement provides for borrowings of up to $14.0, of which $8.5 may be used for standby letters of credit. The available credit is subject to borrowing base limitation calculations. As of December 31, 1996, $11.1 of additional borrowings was available under the MCOP Credit Agreement and outstanding letters of credit amounted to $1.1.

MATURITIES
Scheduled maturities and redemptions of long-term debt outstanding at December 31, 1996 are as follows:

                                                                               Years Ending December 31,
                                                    ---------------------------------------------------------------------
                                                       1997        1998        1999        2000        2001    Thereafter
                                                    ---------------------------------------------------------------------
14% MAXXAM Senior Subordinated Reset Notes          $  25.0     $    --     $    --     $    --     $    --      $    --
12 1/2% MAXXAM Subordinated Debentures                 17.6          --          --          --          --           --
12% MGHI Senior Secured Notes                            --          --          --          --          --        130.0
11 1/4% MGI Senior Secured Notes                         --          --          --          --          --        100.0
12 1/4% MGI Senior Secured Discount Notes                --          --          --          --          --        125.7
10 1/2% Pacific Lumber Senior Notes                      --          --          --          --          --        235.0
7.95% Scotia Pacific Timber Collateralized Notes       16.2        19.3        21.6        24.0        24.7        230.3
10 7/8% KACC Senior Notes                                --          --          --          --          --        225.0
9 7/8% KACC Senior Notes                                 --          --          --          --          --        225.0
12 3/4% KACC Senior Subordinated Notes                   --          --          --          --          --        400.0
Alpart CARIFA Loans                                      --          --          --          --          --         60.0
Other aluminum operations debt                          8.9         9.1         0.4         0.4         0.4         32.8
Other                                                   1.9         1.9        10.2         2.5        46.5          5.7
                                                    -------     -------     -------     -------     -------     --------
                                                    $  69.6     $  30.3     $  32.2     $  26.9     $  71.6     $1,769.5
                                                    =======     =======     =======     =======     =======     ========

CAPITALIZED INTEREST
Interest capitalized during the years ended December 31, 1996, 1995 and 1994 was $5.0, $2.8 and $3.0, respectively.

RESTRICTED NET ASSETS OF SUBSIDIARIES
Certain debt instruments restrict the ability of the Company's subsidiaries to transfer assets, make loans and advances and pay dividends to the Company. As of December 31, 1996, all of the assets relating to the Company's aluminum, forest products, real estate and other operations are subject to such restrictions. The Company could eliminate all of such restrictions with respect to approximately $173.7 of the Company's real estate assets with the extinguishment of $24.1 of debt.

5. INCOME TAXES

Income taxes are determined using an asset and liability approach which requires the recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

Income (loss) before income taxes, minority interests and extraordinary item by geographic area is as follows:

                                        Years Ended December 31,
                                    ---------------------------------
                                      1996        1995         1994
                                    ---------------------------------
Domestic                            $  (55.0)   $  (49.4)   $ (177.9)
Foreign                                 42.9       143.9         6.1
                                    ---------   ---------   ---------
                                    $  (12.1)   $   94.5    $ (171.8)
                                    =========   =========   =========

Income taxes are classified as either domestic or foreign based on whether payment is made or due to the United States or a foreign country. Certain income classified as foreign is subject to domestic income taxes.

The credit (provision) for income taxes on income (loss) before income taxes, minority interests and extraordinary item consists of the following:

                                        Years Ended December 31,
                                    ---------------------------------
                                      1996        1995         1994
                                    ---------------------------------
Current:
    Federal                         $   (1.5)   $   (4.3)   $     --
    State and local                      (.5)        (.4)        (.2)
    Foreign                            (21.8)      (40.2)      (18.0)
                                    ---------   ---------   ---------
                                       (23.8)      (44.9)      (18.2)
                                    ---------   ---------   ---------
Deferred:
    Federal                             42.6        35.4        94.3
    State and local                     18.5         (.4)         .4
    Foreign                              7.6        (4.9)         .6
                                    ---------   ---------   ---------
                                        68.7        30.1        95.3
                                    ---------   ---------   ---------
                                    $   44.9    $  (14.8)   $   77.1
                                    =========   =========   =========

The 1996 federal deferred credit for income taxes of $42.6 includes $8.8 for the benefit of operating loss carryforwards generated in 1996. The 1994 federal deferred credit for income taxes of $94.3 includes $36.0 for the benefit of operating loss carryforwards generated in 1994.

A reconciliation between the credit (provision) for income taxes and the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes, minority interests and extraordinary item is as follows:

                                                                                         Years Ended December 31,
                                                                                     -------------------------------
                                                                                      1996        1995         1994
                                                                                     -------------------------------
Income (loss) before income taxes, minority interests and extraordinary item          $  (12.1)   $  94.5   $ (171.8)
                                                                                     ==========   ========  ========

Amount of federal income tax based upon the statutory rate                            $    4.2    $ (33.1)  $   60.1
Revision of prior years' tax estimates and other changes in valuation allowances          41.2       24.2       16.7
Percentage depletion                                                                       3.9        4.2        5.6
State and local taxes, net of federal tax benefit                                          1.1       (2.4)        .1
Foreign taxes, net of federal tax benefit                                                 (5.5)      (6.9)      (5.3)
Other                                                                                       --        (.8)       (.1)
                                                                                     ----------   --------  --------
                                                                                       $  44.9    $ (14.8)   $  77.1
                                                                                     ==========   ========  ========

The caption entitled "Revision of prior years' tax estimates and other changes in valuation allowances," as shown in the preceding table, includes amounts for the reversal of reserves which the Company no longer believes are necessary, other changes in prior year tax estimates and changes in valuation allowances with respect to deferred income tax assets. Generally, the reversal of reserves relates to the expiration of the relevant statute of limitations with respect to certain income tax returns, or the resolution of specific income tax matters with the relevant tax authorities. For the years ended December 31, 1996, 1995 and 1994, the reversal of reserves which the Company believes are no longer necessary resulted in a credit to the income tax provision of $40.8, $20.0 and $20.1, respectively.

As shown in the Consolidated Statement of Operations for the year ended December 31, 1994, the Company reported an extraordinary loss on the early extinguishment of debt. The Company reported the loss net of related deferred federal income taxes of $2.9 which approximated the federal statutory income tax rate.

The components of the Company's net deferred income tax assets (liabilities) are as follows:

                                                             December 31,
                                                          -------------------
                                                           1996         1995
                                                          -------    --------
Deferred income tax assets:
    Postretirement benefits other than pensions           $ 294.7    $ 293.6
    Other liabilities                                       203.4      195.0
    Loss and credit carryforwards                           179.0      190.5
    Real estate                                              47.3       58.1
    Timber and timberlands                                   37.8       41.9
    Other                                                   113.0       86.6
    Valuation allowances                                   (141.2)    (141.5)
                                                          --------   --------
    Total deferred income tax assets, net                   734.0      724.2
                                                          --------   --------
Deferred income tax liabilities:
    Property, plant and equipment                          (163.7)    (177.9)
    Other                                                  (101.4)    (104.7)
                                                          --------   --------
    Total deferred income tax liabilities                  (265.1)    (282.6)
                                                          --------   --------
Net deferred income tax assets                            $ 468.9    $ 441.6
                                                          ========   ========

As of December 31, 1996, approximately $309.2 of the net deferred income tax assets listed above are attributable to Kaiser. A principal component of this amount is the $259.1 tax benefit, net of certain valuation allowances, associated with the accrual for postretirement benefits other than pensions. The future tax deductions with respect to the turnaround of this accrual will occur over a thirty to forty-year period. If such deductions create or increase a net operating loss in any one year, Kaiser has the ability to carry forward such loss for fifteen taxable years. For these reasons, the Company believes a long-term view of profitability is appropriate and has concluded that this net deferred income tax asset will more likely than not be realized. Included in the remaining $50.1 of Kaiser's net deferred income tax assets is approximately $82.4 attributable to the tax benefit of loss and credit carryforwards, net of valuation allowances. A substantial portion of the valuation allowances for Kaiser relate to loss and credit carryforwards. The Company evaluated all appropriate factors to determine the proper valuation allowances for these carryforwards, including any limitations concerning their use, the year the carryforwards expire and the levels of taxable income necessary for utilization. For example, full valuation allowances were provided for certain credit carryforwards that expire in the near term. With regard to future levels of income, the Company believes that Kaiser, based on the cyclical nature of its business, its history of operating earnings and its expectations for future years, will more likely than not generate sufficient taxable income to realize the benefit attributable to the loss and credit carryforwards for which valuation allowanc es were not provided. The net deferred income tax assets listed above which are not attributable to Kaiser are approximately $159.7 as of December 31, 1996. This amount includes approximately $76.3 which relates to the excess of the tax basis over financial statement basis with respect to timber and timberlands and real estate. The Company has concluded that it is more likely than not that these net deferred income tax assets will be realized based in part upon the estimated values of the underlying assets which are in excess of their tax basis.

As of December 31, 1996 and 1995, $76.6 and $58.5, respectively, of the net deferred income tax assets listed above are included in prepaid expenses and other current assets. Certain other portions of the deferred income tax liabilities listed above are included in other accrued liabilities and other noncurrent liabilities.

The Company files consolidated federal income tax returns together with its domestic subsidiaries, other than Kaiser and its subsidiaries. Kaiser and its domestic subsidiaries are members of a separate consolidated return group which files its own consolidated federal income tax returns.

The following table presents the tax attributes for federal income tax purposes at December 31, 1996 attributable to the Company and Kaiser. The utilization of certain of these tax attributes is subject to limitations.

                                                              The Company                   Kaiser
                                                           ------------------         -------------------
                                                                     Expiring                    Expiring
                                                                     Through                     Through
                                                           ------------------         -------------------
Regular Tax Attribute Carryforwards:
    Current year net operating loss                         $  28.5     2011           $    --        --
    Prior year net operating losses                            77.7     2010              36.0      2010
    General business tax credits                                 .8     2002              23.1      2010
    Foreign tax credits                                          --       --              68.5      2001
    Alternative minimum tax credits                             1.2    Indefinite         19.9     Indefinite

Alternative Minimum Tax Attribute Carryforwards:
    Current year net operating loss                         $  24.7     2011           $    --        --
    Prior year net operating losses                            64.2     2010              26.6      2010
    Foreign tax credits                                          --       --              72.2      2001

6. EMPLOYEE BENEFIT AND INCENTIVE PLANS

POSTRETIREMENT MEDICAL BENEFITS
The Company has unfunded defined postretirement medical benefit plans which cover most of its employees. Under the plans, employees are eligible for health care benefits (and life insurance benefits for Kaiser employees) upon retirement. Retirees from companies other than Kaiser make contributions for a portion of the cost of their health care benefits. The expected costs of postretirement medical benefits are accrued over the period the employees provide services to the date of their full eligibility for such benefits.

In 1995, Kaiser adopted the Kaiser Aluminum Medicare Program ("KAMP"). KAMP is mandatory for all salaried retirees over 65 and for the United Steelworkers of America ("USWA") retirees who retire after December 31, 1995, when they become
65. KAMP is voluntary for other hourly retirees of Kaiser's operations in California, Louisiana, Pennsylvania, Rhode Island and
Washington.

Postretirement medical benefits are generally provided through contracts with various insurance carriers. The Company has not funded the liability for these benefits, which are expected to be paid out of cash generated by operations. A summary of the components of net periodic postretirement medical benefit cost is as follows:

                                                                                   Years Ended December 31,
                                                                             --------------------------------
                                                                                 1996        1995      1994
                                                                                -------    -------    -------
Service cost--medical benefits earned during the year                           $   4.3    $   4.9    $   8.8
Interest cost on accumulated postretirement medical benefit obligation             47.5       52.7       57.5
Net amortization and deferral                                                     (12.5)      (9.1)      (3.2)
                                                                                -------    -------    -------
Net periodic postretirement medical benefit cost                                $  39.3    $  48.5    $  63.1
                                                                                =======    =======    =======

Included in the net periodic postretirement medical benefit cost is $38.3, $47.9 and $61.9 for the years ended December 31, 1996, 1995 and 1994, respectively, attributable to Kaiser's plans.

The postretirement medical benefit liability recognized in the Company's Consolidated Balance Sheet is as follows:

                                                             December 31,
                                                          -------------------
                                                           1996         1995
                                                          -------     -------
Retirees                                                  $ 500.9     $ 558.9
Actives eligible for benefits                                37.7        31.5
Actives not eligible for benefits                            72.3        65.5
                                                          -------     -------
  Accumulated postretirement medical benefit obligation     610.9       655.9
Unrecognized prior service cost                              98.6       111.1
Unrecognized net gain                                        72.4        22.4
                                                          -------     -------
    Postretirement medical benefit liability              $ 781.9     $ 789.4
                                                          =======     =======

The accumulated postretirement medical benefit obligation attributable to Kaiser's plans was $602.8 and $649.4 as of December 31, 1996 and 1995, respectively. The postretirement medical benefit liability recognized in the Company's Consolidated Balance Sheet attributable to Kaiser's plans was $772.6 and $780.8 as of December 31, 1996 and 1995, respectively.

The annual assumed rates of increase in the per capita cost of covered benefits (i.e., health care cost trend rates) are approximately 8.0% and 6.0% for retirees under age 65 and over age 65, respectively, and are assumed to decrease gradually to approximately 5.5% in 2004 and remain at that level thereafter. Each one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement medical benefit obligation as of December 31, 1996 by approximately $61.6 and the aggregate of the service and interest cost components of net periodic postretirement medical benefit cost by approximately $6.3.

The discount rates and rates of compensation increase used in determining the accumulated postretirement medical benefit obligation were 7.8% and 5.0% at December 31, 1996, respectively, and 7.5% and 5.0% at December 31, 1995, respectively.

RETIREMENT PLANS
The Company has various retirement plans which cover essentially all employees. Most of the Company's employees are covered by defined benefit plans. The benefits are determined under formulas based on years of service and the employee's compensation. The Company's funding policy is to contribute annually an amount at least equal to the minimum cash contribution required by ERISA.

The Company has various defined contribution savings plans designed to enhance the existing retirement programs of participating employees. Under the MAXXAM Inc. Savings Plan (the "MAXXAM Savings Plan"), employees may elect to contribute up to 16% of their compensation to the plan. For those participants who have elected to make voluntary contributions to the MAXXAM Savings Plan, the Company's contributions consist of a matching contribution of up to 4% of the compensation of participants for each calendar quarter. Under the Kaiser Aluminum Savings and Retirement Plan, salaried employees may elect to contribute from 2% to 18% of their compensation to the plan. For those eligible participants who have elected to make contributions to the plan, Kaiser's contributions are determined based on earnings and net worth formulas. In 1995, Kaiser adopted the Kaiser Aluminum Total Compensation System, an unfunded incentive compensation program, which provides incentive pay based upon performance against annual plans and over a three-year period.

A summary of the components of net periodic pension costs for the defined benefit plans and total pension costs for the defined contribution plans and non-qualified retirement and incentive plans is as follows:

                                                              Years Ended December 31,
                                                          -------------------------------
                                                           1996        1995         1994
                                                          -------------------------------
Defined benefit plans:
    Service cost--benefits earned during the year          $  15.7    $  12.1     $  13.6
    Interest cost on projected benefit obligations            62.8       62.5        59.5
    Return on assets:
      Actual gain                                            (94.4)    (118.7)        (.8)
      Deferred gain (loss)                                    34.8       64.6       (53.0)
    Net amortization and deferral                              8.0        8.7         2.8
    Curtailment gain                                           (.6)        --          --
                                                           --------   --------    --------
    Net periodic pension cost                                 26.3       29.2        22.1
Defined contribution plans                                     3.1        5.4         2.8
Non-qualified retirement and incentive plans                  (3.2)       8.2         5.0
                                                           --------   --------    --------
                                                           $  26.2    $  42.8     $  29.9
                                                           ========   ========    ========

The total pension costs attributable to Kaiser's plans was $21.3, $38.3 and $24.9 for the years ended December 31, 1996, 1995 and 1994, respectively.

The following table sets forth the funded status and amounts recognized for the defined benefit plans in the Consolidated Balance Sheet:

                                                                                   December 31,
                                                                                -------------------
                                                                                 1996         1995
                                                                                -------------------
Actuarial present value of accumulated plan benefits:
    Vested benefit obligation                                                   $ 768.9    $ 781.7
    Non-vested benefit obligation                                                  40.9       31.1
                                                                                -------    -------
     Total accumulated benefit obligation                                       $ 809.8    $ 812.8
                                                                                =======    =======
Projected benefit obligation                                                    $ 854.7    $ 853.1
Plan assets at fair value, primarily common stocks and fixed income obligations  (698.1)    (623.1)
                                                                                -------    -------
Projected benefit obligation in excess of plan assets                             156.6      230.0
Unrecognized net transition obligation                                              (.5)       (.6)
Unrecognized net loss                                                              (9.0)     (54.9)
Unrecognized prior service cost                                                   (27.3)     (29.1)
Adjustment required to recognize minimum liability                                 13.7       49.8
                                                                                -------    -------
    Accrued pension cost                                                        $ 133.5    $ 195.2
                                                                                =======    =======

With respect to Kaiser's defined benefit plans, the projected benefit obligation was $816.2 and $815.9 as of December 31, 1996 and 1995, respectively. This obligation exceeded Kaiser's fair value of plan assets by $154.2 and $223.6 as of December 31, 1996 and 1995, respectively.

The assumptions used in accounting for the defined benefit plans were as follows:

                                                          December 31,
                                               -------------------------------
                                                1996        1995         1994
                                               -------------------------------
Rate of increase in compensation levels         5.0%        5.0%         5.0%
Discount rate                                   7.8%        7.5%         8.5%
Expected long-term rate of return on assets     9.5%        9.5%         9.5%

The Company has recorded an additional pension liability equal to the excess of the accumulated benefit obligation over the fair value of plan assets. The amount of the additional pension liability in excess of unrecognized prior service cost is recorded as a reduction to stockholders' equity. In 1996 and 1995, the pension liability adjustment decreased by $11.0 and increased by $4.7, respectively. These adjustments were recorded net of a related deferred federal and state income tax credit (provision) of $(6.5) and $2.8, respectively, which approximated the federal and state statutory rates.

7. MINORITY INTERESTS
Minority interests represent the following:

                                                                 December 31,
                                                            -------------------
                                                             1996         1995
                                                            -------------------
Kaiser Aluminum Corporation:
    Common stock, par $.01                                  $    --    $    --
    8.255% PRIDES                                              98.1       98.1
Minority interests attributable to Kaiser's subsidiaries      121.7      122.7
Sam Houston Race Park, Ltd.                                      --        2.4
                                                            -------    -------
                                                            $ 219.8    $ 223.2
                                                            =======    =======

As a result of Kaiser's issuance of preferred stock in 1993 and 1994 and Kaiser's redemption of the Depositary Shares in 1995 (each as described below), the Company's equity interest in Kaiser has decreased to approximately 61.9%, on a fully diluted basis, as of December 31, 1996.

The Company has recorded 100% of the losses attributable to Kaiser's common stock since July 1993, as Kaiser's cumulative losses through that date had eliminated Kaiser's equity with respect to its common stock. The redemption of Kaiser's Series A Shares, together with the voluntary redemption of 181,700 shares of PRIDES in 1995, decreased Kaiser's preferred equity, and reduced Kaiser's deficit in common equity, by $136.2. Accordingly, in 1995 the Company recorded an adjustment to reduce the minority interests reflected on its Consolidated Balance Sheet for that same amount, with an offsetting decrease in the Company's stockholders' deficit.

KAISER PROPOSED RECAPITALIZATION
In February 1996, Kaiser proposed a recapitalization. Under the terms of the proposed recapitalization, the relative ownership interest and voting power of stockholders would be unchanged as a result of the recapitalization (except as a result of the treatment of fractional shares). The proposed recapitalization would have (i) provided for two classes of common stock: Class A Common Shares, $.01 par value, with one vote per share and a new lesser-voting class designated as Common Stock, $.01 par value, with 1\10 vote per share, (ii) redesignated as Class A Common Shares the 100 million currently authorized shares of existing common stock and authorized 250 million shares to be designated as Common Stock, and (iii) changed each issued share of Kaiser's existing common stock into (a)
 .33 of a Class A Common Share and (b) .67 of a share of Common Stock. However, the proposed recapitalization was ultimately abandoned as a result of an unfavorable court ruling in a suit that had challenged the plan. The decision to abandon the proposed recapitalization does not preclude a recapitalization from being proposed to Kaiser's stockholders in the future.

$.65 DEPOSITARY SHARES (THE "DEPOSITARY SHARES")
On June 30, 1993, Kaiser issued 19,382,950 of its Depositary Shares, each representing one-tenth of a share of Series A Mandatory Conversion Premium Dividend Preferred Stock (the "Series A Shares"). MGI acquired 2,132,950 of the Depository Shares in exchange for a $15.0 promissory note issued by KACC which evidenced a $15.0 cash loan made by MGI to KACC in January 1993. The Depositary Shares called for the payment of quarterly dividends (when and as declared by Kaiser's Board of Directors) of approximately $3.2 ($.1625 per share). The Company accounted for Kaiser's issuance of the Depositary Shares as additional minority interest.

During 1994, the Company sold 1,239,400 of the Depositary Shares for aggregate net proceeds of $10.3, resulting in pre-tax gains of $1.6. From January through May of 1995, the Company sold the remaining Depositary Shares that it owned for aggregate net proceeds of $7.6, resulting in pre-tax gains of $1.3. Then, on September 19, 1995, Kaiser redeemed all 1,938,295 of its Series A Shares, which resulted in the simultaneous redemption of all 19,382,950 Depositary Shares in exchange for (i) 13,126,521 shares of Kaiser's common stock, (ii) cash equal to all accrued and unpaid dividends up to and including the day immediately prior to the redemption date of $2.8, and (iii) cash in lieu of any fractional shares of common stock that would have otherwise been issuable. As a result of the Company's sale of its Depository Shares prior to September 19, 1995, the shares of Kaiser's common stock which were issued upon redemption of the Series A Shares are all held by minority stockholders.

PRIDES
During the first quarter of 1994, Kaiser consummated a public offering for the sale of 8,855,550 shares of its PRIDES. The net proceeds from the sale of the PRIDES were approximately $100.1. Kaiser used $33.2 of such net proceeds to make non- interest bearing loans to KACC (evidenced by notes) which are designed to provide sufficient funds to make the required dividend payments on the PRIDES until December 31, 1997 (the "PRIDES Mandatory Conversion Date") and $66.9 of such net proceeds to make capital con tributions to KACC. Holders of shares of PRIDES have a 4/5 vote for each share held of record and, except as required by law, are entitled to vote together with the holders of Kaiser's common stock and together with the holders of any other classes or series of Kaiser's stock who are entitled to vote in such manner on all matters submitted to a vote of common stockholders. On December 31, 1997, unless either previously redeemed by Kaiser or converted at the option of the holder, each outstanding share of PRIDES will mandatorily convert into one share of Kaiser's common stock, subject to adjustment in certain events, and the right to receive an amount in cash equal to all accrued and unpaid dividends thereon. At any time and from time to time on or after December 31, 1996, Kaiser may redeem any or all of the outstanding shares of PRIDES. The number of shares of Kaiser's common stock a holder will receive upon redemption will vary depending on a formula and the market price of the common stock from time to time, but in no event will be less than .8333 of a share of common stock, subject to adjustment in certain events. At any time prior to December 31, 1997, each share of PRIDES is convertible at the option of the holder thereof into .8333 of a share of common stock (equivalent to a conversion price of $14.10 per share of common stock), subject to adjustment in certain events. The PRIDES call for the payment of quarterly dividends of approximately $2.1 ($.2425 per share). The Company accounted for Kaiser's issuance of the PRIDES as additional minority interest.

SUBSIDIARY REDEEMABLE PREFERENCE STOCK
In 1985, KACC issued its Cumulative (1985 Series A) Preference Stock and its Cumulative (1985 Series B) Preference Stock (together, the "Redeemable Preference Stock") each of which has a par value of $1 per share and a liquidation and redemption value of $50 per share plus accrued dividends, if any, and have a total redemption value of $31.7 as of December 31, 1996. No additional Redeemable Preference Stock is expected to be issued. Holders of the Redeemable Preference Stock are entitled to an annual cash dividend of $5 per share, or an amount based on a formula tied to KACC's pre-tax income from aluminum operations when and as declared by KACC's board of directors.

Changes in Series A and B Stock are as follows:

                                               Years Ended December 31,
                                           --------------------------------
                                            1996         1995         1994
                                           --------------------------------
Shares:
    Beginning of year                      737,363      912,167    1,081,548
    Redeemed                              (102,679)    (174,804)    (169,381)
                                          ---------    ---------   ---------
    End of year                            634,684      737,363      912,167
                                          =========    =========   =========

Redemption fund agreements require KACC to make annual payments by March 31 of the subsequent year based on a formula tied to KACC's consolidated net income until the redemption funds are sufficient to redeem all of the Redeemable Preference Stock. On an annual basis, the minimum payment is $4.3 and the maximum payment is $7.3. KACC also has certain additional repurchase requirements which are based, among other things, upon profitability tests.

The Redeemable Preference Stock is entitled to the same voting rights as KACC common stock and to certain additional voting rights under certain circumstances, including the right to elect, along with other KACC preference stockholders, two directors whenever accrued dividends have not been paid on two annual dividend payment dates or when accrued dividends in an amount equivalent to six full quarterly dividends are in arrears. The Redeemable Preference Stock restricts the ability of KACC to redeem or pay dividends on common stock if KACC is in default on any dividends payable on Redeemable Preference Stock.

KAISER STOCK INCENTIVE PLANS
In 1993, Kaiser adopted the Kaiser 1993 Omnibus Stock Incentive Plan. A total of 2,500,000 shares of Kaiser common stock were reserved for awards or for payment of rights granted under the plan, of which 572,254 shares were available to be awarded at December 31, 1996. During 1994, 102,564 restricted shares, which are now fully vested, were distributed to two Kaiser executives. Compensation expense recognized during 1996, 1995 and 1994 associated with the 1993 Incentive Plan and a prior long-term incentive plan (the "LTIP") was approximately $0.7, $1.4 and $2.2, respectively.

In 1994, the Compensation Committee of Kaiser's Board of Directors approved the award of "nonqualified stock options" to certain members of management. These options generally will vest at the rate of 25% per year. Information relating to nonqualified stock options is shown below. The prices shown in the table below are the weighted average price per share for the respective number of underlying shares.

                                                                   1996                    1995                    1994
                                                           -----------------      ------------------      -------------------
                                                            Shares    Price        Shares     Price         Shares    Price
                                                           -----------------      ------------------      -------------------
Outstanding at beginning of year                           926,085   $ 10.32      1,119,680  $  9.85         664,400   $  7.55
Granted                                                         --        --             --       --         494,800     12.75
Exercised                                                   (8,275)     8.99       (155,500)    7.32          (6,920)     7.25
Expired or forfeited                                       (27,415)    10.45        (38,095)    8.88         (32,600)     7.46
                                                           --------               ----------               ---------
Outstanding at end of year                                 890,395     10.33        926,085    10.32       1,119,680      9.85
                                                           ========               ==========               =========

Exercisable at end of year                                 436,195   $ 10.47        211,755  $ 10.73         120,180   $  7.57
                                                           ========               ==========               =========

8. STOCKHOLDERS' DEFICIT

PREFERRED STOCK
The holders of the Company's Class A $.05 Non-Cumulative Participating Convertible Preferred Stock (the "Class A Preferred Stock") are entitled to receive, if and when declared, preferential cash dividends at the rate of $.05 per share per annum and will participate thereafter on a share for share basis with the holders of common stock in all cash dividends, other than cash dividends on the common stock in any fiscal year to the extent not exceeding $.05 per share. Stock dividends declared on the common stock will result in the holders of the Class A Preferred Stock receiving an identical stock dividend payable in shares of Class A Preferred Stock. At the option of the holder, the Class A Preferred Stock is convertible at any time into shares of common stock at the rate of one share of common stock for each share of Class A Preferred Stock. Each holder of Class A Preferred Stock is generally entitled to ten votes per share on all matters presented to a vote of the Company's stockholders.

STOCK OPTION PLANS
In 1994, the Company adopted the MAXXAM 1994 Omnibus Employee Incentive Plan (the "1994 Omnibus Plan"). Up to 1,000,000 shares of common stock and 1,000,000 shares of Class A Preferred Stock were reserved for awards or for payment of rights granted under the 1994 Omnibus Plan of which 940,000 and 910,000 shares, respectively, were available to be awarded at December 31, 1996. The 1994 Omnibus Plan replaced the Company's 1984 Phantom Share Plan (the "1984 Plan") which expired in June 1994, although previous grants thereunder remain outstanding. The options (or rights, as applicable) granted in 1995 and 1996 vest at the rate of 20% per year commencing one year from the date of grant. The Company paid $2.7 in respect of awards issued pursuant to the 1984 Plan for the year ended December 31, 1995. Amounts paid in respect of awards issued pursuant to the 1984 Plan for the years ended December 31, 1996 and 1994 were not significant. The following table summarizes the options or rights outstanding and exercisable relating to the 1984 Plan and the 1994 Omnibus Plan. The prices shown are the weighted average price per share for the respective number of underlying shares.

                                                                  1996                    1995                    1994
                                                           -----------------      ------------------      -------------------
                                                            Shares    Price        Shares     Price         Shares    Price
                                                           -----------------      ------------------      -------------------

Outstanding at beginning of year                           207,900   $ 31.59      238,000    $ 26.74       267,800   $ 26.96
Granted                                                     45,000     48.84       36,000      45.15        70,000     30.38
Exercised                                                   (1,800)    15.31      (66,100)     21.52       (37,050)    18.93
Expired or forfeited                                        (1,000)    45.15           --         --       (62,750)    36.37
                                                           --------               --------                 --------
Outstanding at end of year                                 250,100     34.75      207,900      31.59       238,000     26.74
                                                           ========               ========                 ========
Exercisable at end of year                                 122,100   $ 29.40       93,900    $ 27.95       124,100   $ 23.83
                                                           ========               ========                 ========

Concurrent with the adoption of the 1994 Omnibus Plan, the Company adopted the MAXXAM 1994 Non-Employee Director Plan (the "1994 Director Plan"). Up to 35,000 shares of common stock are reserved for awards under the 1994 Director Plan. In May 1996, 1995 and 1994, options to purchase 900 shares, 900 shares and 1,500 shares of common stock, respectively, were granted to three non-employee directors. The exercise prices of these options are $43.88, $31.63 and $36.50 per share, respectively, based on the quoted market price at the date of grant. The options vest at the rate of 25% per year commencing one year from the date of grant. At December 31, 1996, options for 975 shares were exercisable.

SHARES RESERVED FOR ISSUANCE
At December 31, 1996, the Company had 2,703,856 common shares and 1,000,000 Class A Preferred shares reserved for future issuances in connection with various options, convertible securities and other rights as described in this
Note 8.

RIGHTS
On November 29, 1989, the Board of Directors of the Company declared a dividend to its stockholders consisting of (i) one Series A Preferred Stock Purchase Right (the "Series A Right") for each outstanding share of the Company's Class A Preferred Stock and (ii) one Series B Preferred Stock Purchase Right (the "Series B Right") for each outstanding share of the Company's common stock. The Series A Right and the Series B Right are collectively referred to herein as the "Rights." The Rights are exercisable only if a person or group of affiliated or associated persons (an "Acquiring Person") acquires beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the Company's common stock, or announces a tender offer that would result in beneficial ownership of 15% or more of the outstanding common stock. Any person or group of affiliated or associated persons who, as of November 29, 1989, was the beneficial owner of at least 15% of the outstanding common stock will not be deemed to be an Acquiring Person unless such person or group acquires beneficial ownership of additional shares of common stock (subject to certain exceptions). Each Series A Right, when exercisable, entitles the registered holder to purchase from the Company one share of Class A Preferred Stock at an exercise price of $165.00, subject to adjustment. Each Series B Right, when exercisable, entitles the registered holder to purchase from the Company one one-hundredth of a share of the Company's new Class B Junior Participating Preferred Stock, with a par value of $.50 per share (the "Junior Preferred Stock"), at an exercise price of $165.00, subject to adjustment.

Under certain circumstances, including if any person becomes an Acquiring Person other than through certain offers for all outstanding shares of stock of the Company, or if an Acquiring Person engages in certain "self-dealing" transactions, each Series A Right would enable its holder to buy Class A Preferred Stock (or, under certain circumstances, preferred stock of an acquiring company) having a value equal to two times the exercise price of the Series A Right, and each Series B Right shall enable its holder to buy common stock of the Company (or, under certain circumstances, common stock of an acquiring company) having a value equal to two times the exercise price of the Series B Right. Under certain circumstances, Rights held by an Acquiring Person will be null and void. In addition, under certain circumstances, the Board is authorized to exchange all outstanding and exercisable Rights for stock, in the ratio of one share of Class A Preferred Stock per Series A Right and one share of common stock of the Company per Series B Right. The Rights, which do not have voting privileges, expire in 1999, but may be redeemed by action of the Board prior to that time for $.01 per right, subject to certain restrictions.

VOTING CONTROL
Federated Development Inc., a wholly owned subsidiary of Federated Development Company ("Federated"), and Mr. Charles E. Hurwitz collectively own 99.1% of the Company's Class A Preferred Stock and 31.3% of the Company's common stock (resulting in combined voting control of approximately 61.1% of the Company). Mr. Hurwitz is the Chairman of the Board, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of Federated. Federated is wholly owned by Mr. Hurwitz, members of his immediate family and trusts for the benefit thereof.

9. COMMITMENTS AND CONTINGENCIES

COMMITMENTS
Minimum rental commitments under operating leases at December 31, 1996 are as follows: years ending December 31, 1997-$28.2; 1998-$30.5; 1999-$35.1;
2000-$31.1; 2001-$28.4; thereafter-$160.8. Rental expense for operating leases was $34.2, $31.4 and $29.2 for the years ended December 31, 1996, 1995 and 1994, respectively. The minimum future rentals receivable under noncancelable subleases at December 31, 1996 were $46.7.

ENVIRONMENTAL CONTINGENCIES
Kaiser and KACC are subject to a number of environmental laws and regulations, to fines or penalties assessed for alleged breaches of the environmental laws and regulations, and to claims and litigation based upon such laws. KACC is currently subject to a number of lawsuits under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (as amended by the Superfund Amendments Reauthorization Act of 1986, "CERCLA") and, along with certain other entities, has been named as a potentia lly responsible party for remedial costs at certain third-party sites listed on the National Priorities List under CERCLA.

Based on Kaiser's evaluation of these and other environmental matters, Kaiser has established environmental accruals primarily related to potential solid waste disposal and soil and groundwater remediation matters. The following table presents the changes in such accruals, which are primarily included in other noncurrent liabilities:

                                              Years Ended December 31,
                                           ------------------------------
                                            1996        1995        1994
                                           ------------------------------
Balance at beginning of year               $  38.9    $  40.1    $  40.9
Additional amounts                             3.2        3.3        2.8
Less expenditures                             (8.8)      (4.5)      (3.6)
                                           -------    -------    -------
Balance at end of year                     $  33.3    $  38.9    $  40.1
                                           =======    =======    =======

These environmental accruals represent Kaiser's estimate of costs reasonably expected to be incurred based on presently enacted laws and regulations, currently available facts, existing technology and Kaiser's assessment of the likely remediation action to be taken. Kaiser expects that these remediation actions will be taken over the next several years and estimates that annual expenditures to be charged to these environmental accruals will be approximately $3.0 to $9.0 for the years 1997 through 2001 and an aggregate of approximately $6.0 thereafter.

As additional facts are developed and definitive remediation plans and necessary regulatory approvals for implementation of remediation are established or alternative technologies are developed, changes in these and other factors may result in actual costs exceeding the current environmental accruals. Kaiser believes that it is reasonably possible that costs associated with these environmental matters may exceed current accruals by amounts that could range, in the aggregate, up to an estimated $24.0 and that, subject to further regulatory review and approval, the factors upon which a substantial portion of this estimate is based are expected to be resolved over the next twelve months. While uncertainties are inherent in the final outcome of these environmental matters, and it is impossible to determine the actual costs that ultimately may be incurred, management believes that the resolution of such uncertainties should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

ASBESTOS CONTINGENCIES
KACC is a defendant in a number of lawsuits, some of which involve claims of multiple persons, in which the plaintiffs allege that certain of their injuries were caused by, among other things, exposure to asbestos during, and as a result of, their employment or association with KACC or exposure to products containing asbestos produced or sold by KACC. The lawsuits generally relate to products KACC has not manufactured for at least 15 years. At December 31, 1996, the number of claims pending was approximately 71,100, compared to 59,700 at December 31, 1995. During 1996, approximately 21,100 claims were received and approximately 9,700 were settled or dismissed. A substantial portion of the asbestos-related claims that were filed and served on KACC during 1995 and 1996 were filed in Texas. KACC has been advised by its counsel that, although there can be no assurance, the increase in pending claims may have been attributable in part to tort reform legislation in Texas. Although asbestos-related claims are currently exempt from certain aspects of the Texas tort reform legislation, KACC has been advised that efforts to remove the asbestos-related exemption in the tort reform legislation as well as other developments in the legislative and legal environment in Texas, may be responsible for the accelerated pace of new claims experienced in late 1995 and its continuance in 1996, albeit at a somewhat reduced rate.

Based on past experience and reasonably anticipated future activity, KACC has established an accrual for estimated asbestos-related costs for claims filed and estimated to be filed through 2008. There are inherent uncertainties involved in estimating asbestos-related costs and KACC's actual costs could exceed these estimates. KACC's accrual was calculated based on the current and anticipated number of asbestos-related claims, the prior timing and amounts of asbestos-related payments, and the advice of Wharton, Levin, Ehrmantraut, Klein & Nash, P.A. with respect to the current state of the law related to asbestos claims. Accordingly, an asbestos-related cost accrual of $136.7, before consideration of insurance recoveries, is included primarily in other noncurrent liabilities at December 31, 1996. While KACC does not presently believe there is a reasonable basis for estimating such costs beyond 2008 and, accordingly, no accrual has been recorded for such costs which may be incurred beyond 2008, there is a reasonable possibility that such costs may continue beyond 2008, and such costs may be substantial. KACC estimates that annual future cash payments in connection with such litigation will be approximately $8.0 to $17.0 for each of the years 1997 through 2001, and an aggregate of approximately $80.0 thereafter.

KACC believes that it has insurance coverage available to recover a substantial portion of its asbestos-related costs. Claims for recovery from some of KACC's insurance carriers are currently subject to pending litigation and other carriers have raised certain defenses, which have resulted in delays in recovering costs from the insurance carriers. The timing and amount of ultimate recoveries from these insurance carriers are dependent upon the resolution of these disputes. KACC believes, based on prior insurance-related recoveries with respect to asbestos-related claims, existing insurance policies, and the advice of Thelen, Marrin, Johnson & Bridges LLP with respect to applicable insurance coverage law relating to the terms and conditions of these policies, that substantial recoveries from the insurance carriers are probable. Accordingly, an estimated aggregate insurance recovery of $109.8 determined on the same basis as the asbestos-related cost accrual, is recorded primarily in long-term receivables and other assets at December 31, 1996.

KACC continues to monitor claims activity, the status of lawsuits (including settlement initiatives), legislative progress, and costs incurred in order to ascertain whether an adjustment to the existing accruals should be made to the extent that historical experience may differ significantly from KACC's underlying assumptions. While uncertainties are inherent in the final outcome of these asbestos matters and it is presently impossible to determine the actual costs that ultimately may be incurred and insurance recoveries that will be received, KACC currently believes that, based on the factors discussed in the preceding paragraphs, the resolution of asbestos-related uncertainties and the incurrence of asbestos-related costs net of related insurance recoveries should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

OTS CONTINGENCY AND RELATED MATTERS
On December 26, 1995, the United States Department of Treasury's Office of Thrift Supervision ("OTS") initiated a formal administrative proceeding against the Company and others by filing a Notice of Charges (the "Notice"). The Notice alleges, among other things, misconduct by the Company, Federated Development Company ("Federated"), Mr. Charles Hurwitz and others (the "respondents") with respect to the failure of United Savings Association of Texas ("USAT"), a wholly owned subsidiary of United Financial Group Inc. ("UFG"). The Notice claims that the Company was a savings and loan holding company, that with others it controlled USAT, and that it was therefore obligated to maintain the net worth of USAT. The Notice makes numerous other allegations against the Company and the other respondents, including, among other things, allegations that through USAT it was involved in prohibited transactions with Drexel, Burnham, Lambert Inc. The OTS, among other things, seeks unspecified damages in excess of $138.0 from the Company and Federated, civil money penalties and a removal from, and prohibition against the Company and the other respondents engaging in, the banking industry. The Company has concluded that it is unable to determine a reasonable estimate of the loss (or range of loss), if any, that could result from this contingency. Accordingly, it is impossible to assess the ultimate impact, if any, of the outcome this matter may have on the Company's consolidated financial position, results of operations or liquidity.

On August 2, 1995, the Federal Deposit Insurance Corporation ("FDIC") filed a civil action entitled Federal Deposit Insurance Corporation, as manager of the FSLIC Resolution Fund v. Charles E. Hurwitz (No. H-95-3956) (the "FDIC action") in the U.S. District Court for the Southern District of Texas (the "Court"). The original complaint against Mr. Hurwitz seeks damages in excess of $250.0 based on the allegation that Mr. Hurwitz was a controlling shareholder, de facto senior officer and director of USAT, and was involved in certain decisions which contributed to the insolvency of USAT. The original complaint further alleges, among other things, that Mr. Hurwitz was obligated to ensure that UFG, Federated and MAXXAM maintained the net worth of USAT. The Court has joined the OTS as a party to the FDIC action and granted the motions to intervene filed by the Company and three other respondents in the OTS administrative proceeding. The OTS is seeking to be dismissed from the FDIC action. On January 15, 1997, the FDIC filed an amended complaint which seeks, conditioned on the OTS prevailing in its administrative proceeding, unspecified damages from Mr. Hurwitz relating to amounts the OTS does not collect from the Company and Federated with respect to alleged obligations to maintain USAT's net worth.

The Company's bylaws provide for indemnification of its officers and directors to the fullest extent permitted by Delaware law. The Company is obligated to advance defense costs to its officers and directors, subject to the individual's obligation to repay such amount if it is ultimately determined that the individual was not entitled to indemnification. In addition, the Company's indemnity obligation can, under certain circumstances, include amounts other than defense costs, including judgments and settlements. The Company has concluded that it is unable to determine a reasonable estimate of the loss (or range of loss), if any, that could result from this contingency. Accordingly, it is impossible to assess the ultimate outcome of the foregoing matters or its potential impact on the Company's consolidated financial position, results of operations or liquidity.

OTHER MATTERS
The Company is involved in various other claims, lawsuits and other proceedings relating to a wide variety of matters. While uncertainties are inherent in the final outcome of such matters and it is presently impossible to determine the actual costs that ultimately may be incurred, management believes that the resolution of such uncertainties and the incurrence of such costs should not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

10. DERIVATIVE FINANCIAL INSTRUMENTS AND RELATED HEDGING PROGRAMS

At December 31, 1996, the net unrealized gain on KACC's position in aluminum forward sales and option contracts, (based on an average price of $1,610 per ton ($.73 per pound) of primary aluminum), natural gas and fuel oil forward purchase and option contracts, and forward foreign exchange contracts, was approximately $10.5. However, increases in the price of primary aluminum during January 1997 caused KACC's net hedging position at January 31, 1997 to change to an unrealized loss of approximately $2.2. Any gains or losses on the derivative contracts utilized in KACC's hedging activities are offset by losses or gains, respectively, on the transactions being hedged.

ALUMINA AND ALUMINUM
Kaiser's earnings are sensitive to changes in the prices of alumina, primary aluminum and fabricated aluminum products, and also depend to a significant degree upon the volume and mix of all products sold. Primary aluminum prices have historically been subject to significant cyclical price fluctuations. Alumina prices as well as fabricated aluminum product prices (which vary considerably among products) are significantly influenced by changes in the price of primary aluminum but generally lag behind primary aluminum price changes by up to three months. During the period January 1, 1993 through December 31, 1996, the average Midwest United States transaction price for primary aluminum has ranged from approximately $.50 to $1.00 per pound.

From time to time in the ordinary course of business, KACC enters into hedging transactions to provide price risk management in respect of the net exposure of earnings resulting from (i) anticipated sales of alumina, primary aluminum and fabricated aluminum products, less (ii) expected purchases of certain items, such as aluminum scrap, rolling ingot, and bauxite, whose prices fluctuate with the market price of primary aluminum. Forward sales contracts are used by KACC to effectively lock-in or fix the price that KACC will receive for its shipments. KACC also uses option contracts (i) to establish a minimum price for its product shipments, (ii) to establish a "collar" or range of price for KACC's anticipated sales and/or (iii) to permit KACC to realize possible upside price movements. As of December 31, 1996, KACC had sold forward, at fixed prices, approximately 70,000 and 93,600 tons of primary aluminum with respect to 1997 and 1998, respectively. As of December 31, 1996, KACC had also purchased put options to establish a minimum price for approximately 202,700 and 52,000 tons with respect to 1997 and 1998, respectively, and had entered into option contracts that established a price range for an additional
165,600 tons with respect to 1998. During January 1997, KACC entered into additional option contracts that establish a price range for 51,500, 60,000 and 51,000 tons with respect to 1997, 1998 and 1999, respectively. During January 1997 KACC also sold forward, at fixed prices, an additional 24,000 tons with respect to 1999.

As of December 31, 1996, KACC had sold forward approximately 90% of the alumina available to it in excess of its projected internal smelting requirements for 1997 and 1998. Virtually all of such 1997 and 1998 sales were made at prices indexed to future prices of primary aluminum.

ENERGY
KACC is exposed to energy price risk from fluctuating prices for fuel oil and natural gas consumed in the production process. Accordingly, KACC from time to time in the ordinary course of business enters into hedging transactions with major suppliers of energy and energy related financial instruments. As of December 31, 1996, KACC had a combination of fixed price purchase and option contracts for the purchase of approximately 40,000 MMBtu of natural gas per day during the first and second quarter of 1997, and for 25,000 MMBtu of natural gas per day for the period July 1997 through December 1998. At December 31, 1996, KACC also held option contracts for an average of 152,000 barrels of fuel oil per month for 1997 and 174,000 barrels of fuel oil per month for 1998.

FOREIGN CURRENCY
KACC enters into forward foreign exchange contracts to hedge material cash commitments to foreign subsidiaries or affiliates. At December 31, 1996, KACC had net forward foreign exchange contracts totaling approximately $81.6 for the purchase of 110.0 Australian dollars from January 1997 through June 1998, in respect of its commitments for 1997 and 1998 expenditures denominated in Australian dollars.

11.   SEGMENT INFORMATION

The following tables present financial information by industry segment and by geographic area at December 31, 1996 and 1995 and for the three years ended December 31, 1996, 1995 and 1994.

INDUSTRY SEGMENTS

                                                                                               Real
                                                             Bauxite                Forest    Estate
                                                    Years      and     Aluminum    Products  and Other
                                                    Ended    Alumina  Processing  Operations Operations  Corporate    Total
                                                    -------------------------------------------------------------------------
Sales to unaffiliated customers                      1996    $ 508.0   $1,682.5    $ 264.6    $  88.2     $   --    $2,543.3
                                                     1995      514.2    1,723.6      242.6       84.8         --     2,565.2
                                                     1994      432.5    1,349.0      249.6       84.6         --     2,115.7

Operating income (loss)                              1996      (10.7)     114.4       73.0      (12.0)     (33.4)      131.3
                                                     1995       37.2      179.3       74.3      (13.6)     (19.6)      257.6
                                                     1994        5.6      (55.9)      79.1      (10.0)     (11.5)        7.3

Equity in earnings (loss) of
   unconsolidated affiliates                         1996        1.8        7.0         --        2.3         --        11.1
                                                     1995        3.5       15.7         --        (.1)        --        19.1
                                                     1994       (4.6)       2.7         --         --      (13.1)      (15.0)

Depreciation and depletion                           1996       30.2       59.9       27.2        5.7         .5       123.5
                                                     1995       30.0       58.4       25.3        6.2        1.0       120.9
                                                     1994       32.3       57.2       24.7        5.9        1.0       121.1

Capital expenditures                                 1996       31.6      128.7       15.2        10.7        .4       186.6
                                                     1995       30.2       49.2        9.9         8.2        .2        97.7
                                                     1994       29.4       40.6       11.3         7.6        .4        89.3

Investments in and advances to
    unconsolidated affiliates                        1996      121.5       46.9         --        11.1        --       179.5
                                                     1995      130.3       47.9         --        10.9        --       189.1

Identifiable assets                                  1996    1,032.1    1,852.8      681.2       207.1     342.5     4,115.7
                                                     1995      981.0    1,763.8      678.1       236.4     173.0     3,832.3

Sales to unaffiliated customers exclude intersegment sales between bauxite and alumina and aluminum processing of $181.6, $159.7 and $146.8 for the years ended December 31, 1996, 1995 and 1994, respectively. Intersegment sales are made on a basis intended to reflect the market value of the products.

Operating losses for Corporate represent general and administrative expenses of MAXXAM Inc. that are not attributable to the Company's industry segments. General and administrative expenses of Kaiser are allocated in the Company's industry segment presentation based upon those segments' ratio of sales to unaffiliated customers.

GEOGRAPHICAL INFORMATION
The Company's operations are located in many foreign countries, including Australia, Canada, the Peoples Republic of China, Ghana, Jamaica, and the United Kingdom. Foreign operations in general may be more vulnerable than domestic operations due to a variety of political and other risks. Sales and transfers among geographic areas are made on a basis intended to reflect the market value of products. Geographical area information relative to operations is summarized as follows:

                                                    Years                                       Other
                                                    Ended    Domestic   Caribbean    Africa    Foreign   Eliminations    Total
                                                    ---------------------------------------------------------------------------
Sales to unaffiliated customers                      1996    $1,962.8    $ 201.8     $ 198.3   $ 180.4     $    --     $2,543.3
                                                     1995     1,916.9      191.7       239.4     217.2          --      2,565.2
                                                     1994     1,597.4      169.9       180.0     168.4          --      2,115.7

Sales and transfers among geographic areas           1996          --      116.9          --     206.0      (322.9)          --
                                                     1995          --       79.6          --     191.5      (271.1)          --
                                                     1994          --       98.7          --     139.4      (238.1)          --

Operating income (loss)                              1996        37.9        1.6        27.8      64.0          --        131.3
                                                     1995        79.0        9.8        83.5      85.3          --        257.6
                                                     1994       (65.3)       9.9        18.3      44.4          --          7.3

Equity in earnings (loss) of
    unconsolidated affiliates                        1996         2.6         --          --       8.5          --         11.1
                                                     1995         (.3)        --          --      19.4          --         19.1
                                                     1994       (12.9)        --          --      (2.1)         --        (15.0)

Investments in and advances to
    unconsolidated affiliates                        1996        11.6       25.3          --      142.6         --        179.5
                                                     1995        12.1       27.1          --      149.9         --        189.1

Identifiable assets                                  1996     3,318.4      391.2       194.7      211.4         --      4,115.7
                                                     1995     3,037.0      381.9       196.5      216.9         --      3,832.3

Included in results of operations are aggregate foreign currency translation and transaction gains of $5.3 for the year ended December 31, 1995. Foreign currency translation and transaction gains were immaterial in 1996 and 1994.

Export sales were less than 10% of total revenues during the years ended December 31, 1996, 1995 and 1994. For the years ended December 31, 1996 and 1995, sales to any one customer did not exceed 10% of consolidated revenues. For the year ended December 31, 1994, the Company had bauxite and alumina sales of $58.2 and aluminum processing sales of $147.7 to one customer.

12.   SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                              Years Ended December 31,
                                                                                          ---------------------------------
                                                                                            1996        1995         1994
                                                                                          ---------------------------------
Supplemental information on non-cash investing and financing activities:
    Capital spending accrual excluded from investing activities                           $  13.5     $    --      $    --
    Contribution of property in exchange for joint venture interest, net of
      deferred gain of $8.6                                                                    --         1.3           --
    Net margin borrowings (repayments) for marketable securities                               --        (6.9)         5.9
    Reduction of stockholders' deficit due to redemption of Kaiser preferred stock             --       136.2           --
Supplemental disclosure of cash flow information:
    Interest paid, net of capitalized interest                                            $ 156.8     $ 162.8      $ 149.3
    Income taxes paid, net                                                                   21.5        30.3         18.3

QUARTERLY FINANCIAL INFORMATION (UNAUDITED), MARKET FOR COMMON EQUITY
   AND RELATED MATTERS

(In millions of dollars, except share amounts)
-------------------------------------------------------------------------------


Summary quarterly financial information for the years ended December 31, 1996 and 1995 is as follows:

                                                                    Three Months Ended
                                                     ---------------------------------------------------
                                                     March 31    June 30    September 30     December 31
                                                     ---------------------------------------------------
1996:
    Net sales                                        $ 612.2     $ 667.7      $ 641.2          $ 622.2
    Operating income                                    53.2        46.0          9.6             22.5
    Net income (loss)                                    5.8        16.9          5.3             (5.1)
    Per common and common equivalent share:
      Net income (loss)                                  .61        1.78          .56             (.54)
    Common stock market price(1):
      High                                            48 7/8      50 7/8          45            47 3/4
      Low                                             35 3/8      39 1/4        35 3/4          37 1/8

1995:
    Net sales                                        $ 581.3     $ 673.3       $ 638.0         $ 672.6
    Operating income                                    40.6        81.9          64.4            70.7
    Net income (loss)                                   (1.0)       25.4          10.7            22.4
    Per common and common equivalent share:
      Net income (loss)                                 (.11)       2.69          1.13            2.37
    Common stock market price(1):
      High                                            33 1/8      36 1/8        67 5/8          48 5/8
      Low                                             27 1/4      28 3/4        35 5/8          30 3/4

(1)The Company's common stock is traded on the American, Pacific and Philadelphia Stock Exchanges. The stock symbol is MXM. This table sets forth for the calendar periods indicated the high and low sales prices per share of the 0Company's common stock as reported on the American Stock Exchange Consolidated Composite Tape.

The following table sets forth the number of record holders of the Company's publicly owned equity securities as of February 28, 1997.

                                                                    Number of
Title of Class                                                   Record Holders
--------------                                                   --------------
Common Stock                                                          4,830
Class A $.05 Non-Cumulative Participating Convertible
Preferred Stock                                                          35

The Company has not declared any cash dividends on its common stock or its Class A Preferred Stock and has no present intention to do so.